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                                                                  EXHIBIT 10.1

                              SETTLEMENT AGREEMENT

     This Settlement Agreement, entered into this 23rd day of September, 1999, is by and between Illinois Tool Works Inc., a Delaware corporation ("ITW"), on the one hand, and Sames Corporation, a Delaware corporation ("Sames"), on the other hand (hereinafter collectively referred to as "the Parties"), by and through their respective undersigned representatives.

     WHEREAS, the Parties entered into an Agreement of Purchase and Sales of Assets and Stock ("the Purchase Agreement"), dated August 31, 1998, whereby ITW purchased certain assets of Sames (formerly Binks-Sames) used in the conduct of its conventional spray coating business. Paragraph 2.3 of the Purchase Agreement provided for a "Purchase Price Adjustment" under certain circumstances. Paragraph 9 of the Purchase Agreement, provided for the indemnification of ITW under certain circumstances with respect to uncollected "Accounts Receivable" purchased by ITW. Sometime after the execution of the Purchase Agreement, a dispute arose between the Parties regarding these two provisions.

     WHEREAS, contemporaneously with the Purchase Agreement, on September 30, 1998, the Parties entered into a Supply Agreement which provided for the purchase of certain specified lines of products to be supplied by each of the Parties to the other following the closing of the asset purchase under the Purchase Agreement. A dispute has arisen between the Parties concerning their respective compliance with the Supply Agreement.

     WHEREAS, on March 24, 1999, ITW filed suit seeking a preliminary injunction against Sames in the lawsuit encaptioned ILLINOIS TOOL WORKS INC. VS. SAMES CORPORATION, in the Circuit Court of Cook County, Illinois, Chancery Division as Case No. 99CH 04122. This suit was voluntarily dismissed under Illinois Rule of Civil Procedure Section 5/2-1009(a) on April 28,
1999.

     WHEREAS, the Parties have continued to discuss and negotiate with respect to these disputes in an effort to reach an amicable resolution of some or all of them.

     WHEREAS, the Parties believe that their respective positions have merit, but recognize


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and acknowledge the risks and uncertainties inherent in prosecuting any action, and also the expense and length of continued proceedings necessary to prosecute a civil action through trial and any appeals. Accordingly, it is now the desire of the Parties to avoid continued or additional expenses and protracted litigation, and to effect a full and final settlement of controversies regarding the Purchase Price Adjustment and Accounts Receivable on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties agree as follows:

                            PURCHASE PRICE ADJUSTMENT

     1. Sames agrees to pay to ITW and ITW agrees to accept in full settlement of any claim for a Purchase Price Adjustment under the Purchase Agreement, six million one hundred sixty-seven thousand three hundred twenty-six dollars ($6,167,326) (the "Settlement Payment"). The Settlement Payment shall be paid by Sames in sixteen (16) quarterly installments in the amounts and on the dates set forth below.

              INSTALLMENT DUE                     AMOUNT DUE
       -----------------------------             -------------
       1)    September 30, 1999                   $385,457.88
       2)    December 31, 1999                    $385,457.88
       3)    March 31, 2000                       $385,457.88
       4)    June 30, 2000                        $385,457.88
       5)    September 30, 2000                   $385,457.88


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
              INSTALLMENT DUE                     AMOUNT DUE
       ----------------------------              --------------
       6)    December 31, 2000                    $385,457.88
       7)    March 31, 2001                       $385,457.88
       8)    June 30, 2001                        $385,457.88
       9)    September 30, 2001                   $385,457.88
       10)   December 31, 2001                    $385,457.88
       11)   March 31, 2002                       $385,457.88
       12)   June 30, 2002                        $385,457.88
       13)   September 30, 2002                   $385,457.88
       14)   December 31, 2002                    $385,457.88
       15)   March 31, 2003                       $385,457.88
       16)   June 30, 2003                        $385,457.80

Payment shall be made by wire transfer to an account for the benefit of Illinois Tool Works Inc. pursuant to instructions provided by ITW or as ITW otherwise directs in writing. For purposes of this Settlement Agreement, the Purchase Price Adjustment which is settled hereunder shall


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include all of the issues heretofore raised or asserted by either Party which are identified on Schedule A attached hereto.

     2. Sames agrees that within twenty (20) days after written demand by ITW, the entire Settlement Payment shall be immediately due and payable in full by cash, wire transfer or cashier's check made payable to Illinois Tool Works Inc., if (i) Sames is late in the payment of any installment of the Settlement Payment, so long as it has been given notice of its nonpayment and such payment has not been made within twenty (20) days after receipt by Sames of such notice or (ii) Sames enters into and the closing of the transaction takes place under an agreement for the sale of fifty-percent (50%) or more of Sames' assets or stock to an unrelated third party.

                               ACCOUNTS RECEIVABLE

     3. In full settlement of any claim by ITW with respect to the indemnification for uncollected Accounts Receivable under or with respect to the Purchase Agreement:

          (a) ITW agrees to and does hereby assign to Sames all rights, title and interest with respect to the Accounts Receivable listed on Schedule B attached hereto.

          (b) Sames agrees to pay to ITW an amount calculated as shown on page 1 of Schedule B in the sum of nine hundred eighty-one thousand six hundred forty-two dollars ($981,642) within five (5) days of the execution of this Agreement.

     4.   ITW represents and warrants that:

          (a) ITW has allocated all cash or other payments with respect to the said Accounts Receivable as contemporaneously directed by the customer and, if not otherwise directed by the customer, to the oldest outstanding invoices in chronological order.

          (b) The amount shown on Schedule B as outstanding for each Account Receivable is accurate to the extent that the information supplied to ITW by Sames on its books and records, as of September 30, 1998, is accurate, as adjusted in accordance with GAAP or Paragraph 4(a) above for collections on such Accounts by ITW. ITW has not forgiven any portion of any of the subject Accounts Receivable. To the extent that ITW has not properly adjusted any portion of the Accounts Receivable on Schedule B in accordance with GAAP or Paragraph 4(a) above

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Sames is entitled to a reimbursement from ITW for such differences within 30 days of providing ITW proof of any such improper adjustment.

     5. ITW will promptly report and turn over to Sames any amounts and provide copies of any communications received with respect to the Accounts Receivable after the date hereof. ITW agrees to make available and allow Sames reasonable access during normal business hours upon reasonable notice to ITW (including former Binks-Sames and Binks-ITW) the appropriate personnel, correspondence, records, and files related to the Accounts Receivable, and to provide such other assistance (including making ITW personnel available to testify in related judicial or other proceedings) as Sames may reasonably request in furtherance of its collection of said Accounts Receivable. If ITW replacement parts and/or related service is reasonably requested by Sames to facilitate collection of any Account Receivable, ITW will provide such parts and/or service and bill Sames for ITW's standard affiliate pricing for such parts or service.

                    SPECIFIC RELEASE AND COVENANT NOT TO SUE

     6. ITW, on behalf of itself and its respective successors and assigns, shall be conclusively deemed to have fully, finally and forever released, relinquished, remised and discharged Sames, and its parents, subsidiaries, affiliated companies, partners and joint venturers, and their successors and assignees, and their past, present and future principals, agents, officers, directors, employees, attorneys and representatives, and each of them, from liability on or for any and all claims, actions, causes of action, suits, covenants, contracts, representations, warranties, agreements, promises, guarantees, indemnities, accounts, reckonings, bonds, controversies, liabilities, obligations, damages, debts, sums of money bills, executions, judgments and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, known or unknown, foreseen or unforeseen, past, present or future, or at law or equity, that relate specifically to the Purchase Price Adjustment and/or specifically to the indemnification of ITW for uncollected Accounts Receivable as provided in this Agreement and no other matters.

     7. Sames, on behalf of itself and its respective successors and assigns, shall be conclusively deemed to have fully, finally and forever released, relinquished, remised and


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discharged ITW, and its parents, subsidiaries, affiliated companies, partners and joint venturers, and their successors and assignees, and their past, present and future principals, agents, officers, directors, employees, attorneys and representatives, and each of them, from liability on or for any and all claims, actions, causes of action, suits, covenants, contracts, representations, warranties, agreements, promises, guarantees, indemnities, accounts, reckonings, bonds, controversies, liabilities, obligations, damages, debts, sums of money bills, executions, judgments and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, known or unknown, foreseen or unforeseen, past, present or future, or at law or equity, that relate specifically to the Purchase Price Adjustment and/or specifically to the indemnification of ITW for uncollected Accounts
Receivable as provided in this Agreement and no other matters.

     8. The Parties, and their respective successors and assigns, covenant to not, at any time, sue, instigate, institute, cause to institute, assist in instituting or permit to be instituted, by, through or on their behalf, any legal, equitable, or administrative proceedings or to otherwise allege or assert any of the claims or causes of action covered by the specific releases set forth in Paragraphs 6 and 7, above, against any other Party hereto, including its parent companies, subsidiary companies, affiliated companies, partners, joint venturers, and their successors and assigns, and their past, present and future officers, directors, employees, agents, attorneys and representatives, and each of them; save and except for the enforcement or the determination of their respective rights or obligations under or with respect to this Settlement Agreement.

     9. Except for the matters expressly released by the terms thereof, no release or covenant not to sue contained herein shall be construed as a waiver, release or covenant relating to any currently pending claim or to any claim that may arise hereafter in the normal course and pursuant to the Purchase Agreement, including but not limited to issues relating to the Supply Agreement.

     10. The Parties warrant and represent to each other that as of the date of execution of this Settlement Agreement, they have no present intention of instituting any litigation against each other with respect to any matter. Notwithstanding the foregoing sentence, the Parties


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acknowledge that they have raised certain issues under the Supply Agreement, which each Party may elect to pursue under the remedies provided by the Supply Agreement. In addition, the Parties acknowledge that certain claims other than those resolved by this Settlement Agreement may arise under the terms of the Purchase Agreement, which claims shall be resolved pursuant to the Purchase Agreement. Further, this Settlement Agreement shall not preclude any action by Sames to recover claimed damages (for which ITW denies any liability), if any, arising out of the commencement of said Case No. 99 CH 04122. If any amounts become due and payable to Sames by ITW as a result of any arbitration or judicial proceeding relating to such claims by Sames, in addition to all other remedies available to it, Sames shall have the right, upon written notice to ITW, to offset all or any portion of such unpaid amounts against the next ensuing installment(s) of the Purchase Price Adjustment.

                                OTHER PROVISIONS

     11. This Settlement Agreement (including the specific release and covenant not to sue) shall bind and inure to the benefit of the parties hereto, and their past, present and future officers, directors, employees, predecessors, successors, parents, affiliates, subsidiaries, heirs, executors, administrators, agents, attorneys, assigns and each of them.

     12. Each of the Parties to this Settlement Agreement warrants, covenants and agrees that the person executing this Settlement Agreement on their behalf is authorized and has power to enter into and to execute this Settlement Agreement for and on behalf of the Parties he or she represents.

     13. Neither this Settlement Agreement nor any of its provisions nor any negotiations or proceedings pursuant to the Parties' settlement is an admission or concession of liability or wrongdoing of any nature on the part of any Party hereto, or on the part of anyone acting on behalf of any Party to this Settlement Agreement, and each Party has specifically denied any such liability or wrongdoing.

     14. This Settlement Agreement may be executed in separate counterpart originals, each of which shall be considered a complete original agreement.

     15. This Settlement Agreement shall be construed in accordance with the laws of the State of Illinois.

     16. This Settlement Agreement has been jointly negotiated and drafted. The language of this Settlement Agreement shall be construed as a whole according to its fair meaning and not strictly construed in favor of or against any party hereto.

     17. This Settlement Agreement sets forth the entire, fully-integrated agreement between the Parties hereto regarding the subjects contained herein, and supersedes any and all prior agreements or understandings among the Parties pertaining to the subject matter hereof. No additional agreements or understandings shall be inferred from any of the terms of this Settlement Agreement, as all agreements and understandings are solely and expressly set forth herein. No change, modification, amendment, waiver, termination or discharge of this Settlement Agreement shall be effective or binding unless made in writing and executed by each of the Parties hereto. Except as stated herein, this Settlement Agreement does not modify or amend any provision of the Purchase Agreement.

     18. The Parties acknowledge receipt of consideration which they agree and represent is good, fair and sufficient for the giving of the releases and covenant not to sue and their entering into this Settlement Agreement.

     19. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Purchaser:          Illinois Tool Works Inc.
                                    Attention: Corporate Secretary
                                    Telecopy: (847) 657-4392
                                    3600 West Lake Avenue
                                    Glenview, Illinois 60025

          With a copy to:           Kirkland & Ellis
                                    Attn:  J. Robert Robertson
                                    Telecopy:  (312) 861-2200
                                    200 E. Randolph Dr.

                                    Chicago, IL  60601

          If to Seller:             Binks Sames Corporation
                                    Attn: President
                                    Telecopy:  (847) 671-3062
                                    9201 Belmont Avenue
                                    Franklin Park, Illinois 60131

          With a copy to:           Vedder, Price, Kaufman & Kammholz
                                    Attn: Guy E. Snyder
                                    Telecopy:  (312) 609-5005
                                    222 North LaSalle Street
                                    Chicago, Illinois 60601

     20. Each of the Parties agrees to execute and deliver such further documents and perform such other actions as may be necessary or appropriate to implement and carry out the intent of this Settlement Agreement and the transactions contemplated hereunder, including the assignment and delivery to Sames of assets, if any, that were acquired by ITW and are to be returned to Sames in connection with the settlement of the Purchase Price Adjustment.

                               (SIGNATURES FOLLOW)


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     IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed (where applicable, by their duly authorized officers) as of the date and year first above written.

ILLINOIS TOOL WORKS INC.,                SAMES CORPORATION,
a Delaware corporation                   a Delaware corporation

By: /s/ David Speer                      By: /s/ Arnold H. Dratt

Its: Executive Vice President            Its: President